Exhibit 99.1

Clean Energy Special Situations Corp. Receives Notice from Nasdaq Regarding Suspension of Trading of Securities and Plans to File for Hearing

New York, New York, April 29, 2024 (GLOBE NEWSWIRE) – Clean Energy Special Situations Corp. (the “Company”) announced that, on April 23, 2024, it received a notification letter (the “Notification Letter”) from the staff of the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq’s continued listing standards (the “Rules”), because the Company had not paid certain fees required by Listing Rule 5250(f). Additionally, the Staff noted that the Company had failed to file its Annual Report on Form 10-K for the period ended December 31, 2023 (the “2023 Form 10-K”), which serves as an additional and separate basis for delisting under Listing Rule 5810(d)(2). The Notification Letter further noted that if the Company did not elect to appeal the Staff’s determination to a Nasdaq Hearings Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series, then trading of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) would be suspended at the opening of business on May 2, 2024 and that a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”) removing the Company’s securities, including the Common Stock, from listing and registration on Nasdaq (the “Delisting”).

The Company plans to timely request a hearing to appeal the Staff’s determination before a Nasdaq Hearings Panel, which will stay the suspension of the Company’s securities for only for a period of 15 days from the date of the request. When the Company requests a hearing, it also plans on requesting a stay of the suspension, pending the hearing.

The Company is considering all options available to it to ensure compliance with all applicable criteria for continued listing on Nasdaq. There can be no assurance, however, that the Nasdaq Hearings Panel will grant the Company’s request for continued listing or that the Company will evidence compliance within any extension period that may be granted by the Nasdaq Hearings Panel. There can be no assurance that the appeal will be successful.

About Clean Energy Special Situations Corp.

Clean Energy Special Situations Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Contact Information:

Raghunath Kilambi

Chief Executive Officer

rkilambi@kirarv.com